EXHIBIT 23.7

 Grant Hartford Corporation
619 S. W. Higgings Street
Suite O
Missoula, MT 75088

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated April 29, 2009 (August 7, 2009 as to the effects of the restatements in Note 13), in the Registration Statement on Form S-1, Amendment 3, with respect to the balance sheets of Grant Hartford Corporation as of December 31, 2008 and 2007, and the related statements of operations, stockholders' equity (deficit) and cash flows for the years then ended and for the period from the date of inception (March 15, 2007) through December 31, 2008. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Rotenberg & Co. LLP

Rotenberg & Co, LLP
Rochester, New York
August 11, 2009